Exhibit 99.1

news release
Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
Randall Bolten, SVP & CFO	Maria Riley
408-570-1000	408-570-1319
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

Phoenix Technologies Ltd. Reports Fiscal First Quarter 2005

Financial Results

MILPITAS, CA: January 27, 2005 — Phoenix Technologies Ltd. (NASDAQ: PTEC) today reported its fiscal first quarter 2005 financial results.

For the fiscal quarter ended December 31, 2004, the Company announced revenue of $26.2 million, operating income of $4.2 million, and net income of $2.2 million, or $0.09 per diluted share. These figures compare to revenue of $24.5 million, operating income of $3.0 million, and net income of $2.6 million, or $0.10 per diluted share in the quarter ended September 30, 2004. Revenue from new businesses, including PC applications and non-PC devices, increased 24% from the previous quarter and 71% year-over-year.

“We are pleased with the Company’s continued growth and profitability,” said Albert E. Sisto, Chairman, President and CEO. “The progress made over the past four quarters is evidence of Phoenix’s strategy being validated by the marketplace. We continue to experience increased market acceptance for our application products and momentum in the market for non-PC devices that are x86-based. Phoenix is also continuing to make excellent progress with our system builder, channel and OEM partners, and this is helping create stability in the unit prices for our core system software products.”

The Company’s cash and short–term investments as of December 31, 2004, were $62.6 million, an increase of $2.8 million from the quarter ended September 30, 2004. Operating expenses were $17.7 million, compared to $17.6 million in the quarter ended September 30, 2004 and $17.0 million for the year-earlier quarter ended December 31, 2003.

The Company will conduct its regularly scheduled financial announcement conference call on Thursday, January 27, 2005, at 1:30 p.m. PST. Investors are invited to listen to a live audio web cast of Phoenix’s quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com. A replay of the web cast will be available approximately 30 minutes after the conclusion of the call. The replay will remain available for 15 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until Tuesday, February 1, 2005 at 9:00 p.m. PST and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering conference number 3282359.

About Phoenix

Phoenix Technologies develops a complete product suite of Core System Software, tools and applications to deliver trusted, seamless computing to digital devices for an Internet-connected world. Phoenix Technologies helped launch the PC industry nearly 25 years ago. Today we are extending our leadership and knowledge at the core of machines, beyond the PC to a wide range of platforms and devices.

Phoenix Core System Software has set the standard for the world’s leading branded PC OEMs and their global network of supply chain and software partners. Today, Phoenix solutions enable, secure, connect, and recover the world’s best-known systems. These solutions are built into the device core, where they are protected from viruses, user errors, hackers, and corruption. Phoenix is headquartered in Milpitas, Calif. (Silicon Valley), with offices in global business and technology centers. For more information, visit www.phoenix.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 27, 2004.

Phoenix and Phoenix Technologies are registered trademarks of Phoenix Technologies Ltd.

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	September 30, 2004
Assets
Current assets:
Cash and short-term investments	$62,591	$59,823
Accounts receivable, net	23,509	23,871
Other current assets	5,068	6,268

Total current assets	91,168	89,962

Property and equipment, net	4,493	4,519
Computer software costs, net	7,083	7,922
Goodwill, net	13,433	13,433
Intangible assets, net	420	437
Other assets	4,255	4,612

Total assets	$120,852	$120,885

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,276	$2,188
Accrued compensation and related liabilities	5,552	5,535
Deferred revenue	6,724	9,642
Income taxes payable	2,254	3,136
Other accrued liabilities	4,204	3,765

Total current liabilities	20,010	24,266

Long-term obligations	3,380	3,590

Total liabilities	23,390	27,856

Stockholders’ equity:
Preferred stock	—	—
Common stock	32	32
Additional paid-in capital	181,653	180,525
Retained earnings	7,035	4,793
Accumulated other comprehensive loss	(815)	(1,878)
Less: Cost of treasury stock	(90,443)	(90,443)

Total stockholders’ equity	97,462	93,029

Total liabilities and stockholders’ equity	$120,852	$120,885

PHOENIX TECHNOLOGIES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,
	2004	2003
Revenues	$26,176	$18,500
Cost of revenues	4,236	3,614
Gross Margin	21,940	14,886
Operating expenses:
Research and development	4,730	5,540
Sales and marketing	9,310	8,344
General and administrative	3,578	3,082
Amortization of acquired intangible assets	17	17
Stock-based compensation	72	52

Total operating expenses	17,707	17,035

Income (loss) from operations	4,233	(2,149)
Interest and other income (expense), net	(697)	161

Income (loss) before income taxes	3,536	(1,988)
Income tax expense	1,294	450

Net income (loss)	$2,242	$(2,438)

Income (loss) per share:
Basic	$0.09	$(0.10)
Diluted	$0.09	$(0.10)
Shares used in income (loss) per share calculation:
Basic	24,599	24,333
Diluted	25,219	24,333

Phoenix Technologies Ltd.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three months ended December 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$2,242	$(2,438)
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	1,714	1,995
Stock-based compensation	72	52
Loss from disposal of fixed assets	—	268
Deferred income tax	370	(7)
Change in operating assets and liabilities:
Accounts receivable	362	(8,154)
Prepaid royalties and maintenance	574	619
Other assets	613	151
Accounts payable	(912)	161
Accrued compensation and related liabilities	17	(2,272)
Deferred revenue	(2,918)	9,120
Income taxes	(882)	79
Accrued restructuring charges	(344)	(271)
Other accrued liabilities	574	980

Net cash provided by (used in) operating activities	1,482	283

Cash flows from investing activities:
Proceeds from sale of investments	42,629	47,285
Purchases of investments	(45,130)	(45,024)
Proceeds from the sale of fixed assets	—	38
Purchases of property and equipment	(832)	(365)

Net cash (used in) provided by investing activities	(3,333)	1,934

Cash flows from financing activities:
Proceeds from stock purchases under stock option and stock purchase plans	1,055	620

Net cash provided by (used in) financing activities	1,055	620

Effect of exchange rate changes on cash and cash equivalents	1,063	(358)

Net increase in cash and cash equivalents	267	2,479
Cash and cash equivalents at beginning of period	38,898	26,601

Cash and cash equivalents at end of period	$39,165	$29,080